Exhibit 99.1
Corporate Headquarters: 2071 Ringwood Avenue, Unit C, San Jose, CA  95131

Andalay Solar Announces Fourth Quarter and Year-End 2014 Results

San Jose, CA, April 16, 2015 – Andalay Solar, Inc. (OTCQB:WEST), a leading supplier of integrated solar power systems, today announced its fourth quarter and full year 2014 financial results.

“Our fourth quarter results were negatively impacted by a lack of solar module inventory.  The West Coast port slowdown, whose impacts are still reverberating, caused the late-arrival of raw materials, which in turn delayed production schedules for our new line of American-made modules,” explained Steven Chan, President & CEO. “We were pleased to finally begin selling these modules to customers in mid-December 2014.”

“We made good progress in executing our new business strategy of licensing our frame technology to top tier solar manufacturers, most notably putting in place the preparation needed to successfully manufacture and certify a new product for delivery in Q2 this year,” continued Steven Chan. “The Hyundai-branded TG-Series solar modules will be the first to carry the Andalay frame.”

Fourth Quarter Financial Results

Revenue for the quarter ended December 31, 2014 was $234,000, compared to $757,000 in the fourth quarter of 2013 and $606,000 in the third quarter of 2014.  Revenue in the fourth quarter of 2014 decreased by $523,000 or 69.1% compared to the same period in the prior year.   The sequential decrease in revenue of $372,000 or 61.4% was primarily due to having limited module inventory as a result of our American assembled solar module supplier being negatively affected by the West Coast port delays and delaying their shipments to us until mid-December.

Gross profit for the fourth quarter of 2014 was $25,000 or 10.7% of revenue, compared to a gross profit of $43,000 or 5.6% of revenue for the fourth quarter of 2013, and a gross profit of $55,000 or 9.1% of revenue for the third quarter of 2014. The year-over-year increase in gross margin was due to lower panel costs in the current year partially offset by lower average selling prices in the current quarter.  The sequential increase in gross margin was due to a higher proportion of value added sales.

Total operating expenses in the fourth quarter of 2014 were $774,000 compared to $645,000 for the same period last year and $575,000 for the third quarter of 2014. The year-over-year increase is due to higher sales and marketing costs of $51,000 and higher general and administrative expenses of $78,000. The year-over-year increase in sales and marketing costs was due to higher payroll and tradeshow costs partially offset by lower commissions cost. The year-over-year increase in general and administrative expenses was due to higher professional fees and bad debt expense partially offset by lower stock compensation expense.  Compared to the third quarter of 2014, total operating expenses increased $199,000 due to an increase in sales and marketing expense of $40,000 and higher general and administrative expense of $159,000. The sequential increase in sales and marketing costs was due to higher payroll, branding and tradeshow costs. The sequential increase in general and administrative expenses was primarily due to higher professional fees, bad debt expense and insurance costs. Stock-based compensation expense included in total operating expenses was $63,000 for the fourth quarter of 2014, compared to $160,000 for the same period of 2013 and $50,000 in the third quarter of 2014. Cash operating expenses (adjusted to exclude stock-based compensation expense and depreciation and amortization expense) were $681,000 for the fourth quarter of 2014, compared to $451,000 for the same period last year and $493,000 for the third quarter of 2014.

Net loss from continuing operations was $905,000 in the fourth quarter of 2014 compared to a net loss of $594,000 in the same period last year, and a net loss of $571,000 in the third quarter of 2014. The net loss includes an unfavorable non-cash adjustment to the fair value of embedded derivatives of $83,000 for the fourth quarter of 2014 and a favorable non-cash adjustment to the fair value of embedded derivatives of $66,000 for the same period last year and a favorable non-cash adjustment to the fair value of embedded derivatives of $49,000 for the third quarter of 2014.  Excluding the non-cash adjustments in all years, net loss from continuing operations was $729,000 in the fourth quarter of 2014 compared to $466,000 for the same period last year and $537,000 in the third quarter of 2014.

Net loss attributable to common shareholders (which includes discontinued operations, preferred stock dividends and preferred deemed dividends) was $580,000 or $0.00 per share in the fourth quarter of 2014 compared to $623,000 or $0.01 per share in the fourth quarter of 2013 and $571,000 or $0.00 per share in the third quarter of 2014.

Full Year 2014 Financial Results

For the year ended December 31, 2014, the Company reported net revenue of $1.3 million, an increase of 14.6% as compared to net revenue of $1.1 million in 2013. Gross profit was $98,000 or 7.6% of revenue in 2014, compared to a gross profit of $3,000, or 0.3% of revenue in 2014.  The year-over-year increase in revenue, gross profit and margins relate to improved sales of the Andalay solution, of both the system as well as the sale of higher margin installations and other services.

Operating expenses were $2.6 million in 2014 compared to $3.3 million in 2013. The decrease in operating expenses reflects lower general and administrative costs of $115,000 and lower sales and marketing costs of $521,000. Stock-based compensation included in operating expenses was $384,000 in 2014 compared to $400,000 in 2013. Cash operating expenses in 2014 (adjusted for stock-based compensation expense and depreciation and amortization expense) were $2.1 million compared to $2.7 million in 2013.

Net loss from continuing operations for 2014 was $2.2 million compared to $2.8 million in 2013. The net loss in 2014 includes an unfavorable non-cash adjustment to embedded derivatives of $51,000 and other income of $769,000 representing a favorable settlement of a legal dispute relating to a payable balance with a former vendor.  The net loss in 2013 includes a favorable non-cash adjustment to embedded derivatives of $66,000 and other income of $420,000 representing a favorable settlement of a legal dispute relating to a supply agreement with a former customer.  Excluding the impact of the non-cash adjustments in both years, net loss in 2014 and 2013 would have been $2.5 million and $2.9 million, respectively. Net loss attributable to shareholders (which includes discontinued operations, the preferred stock dividend and the preferred deemed dividend) was $1.9 million or $0.01 per share for 2014 and $3.9 million, or $0.06 per share, in 2013.

Cash at December 31, 2014 was $62,000. There was a $500,000 balance drawn on the Company’s $500,000 line of credit at year-end. Common shares outstanding as of December 31, 2014 were 279.5 million compared to 116.3 million as of December 31, 2013 and 249.3 million as of September 30, 2014.

About Andalay Solar: (OTCQB:WEST)

Founded in 2001, the Company is a designer and manufacturer of integrated solar power systems. The Company has been a pioneer in the concept of integrating the racking, wiring and grounding directly into a solar panel. The Company's AC solar panel reduces the number of components for a rooftop solar installation by approximately 80% and lowers labor costs by approximately 50%. This AC panel, which won the 2009 Popular Mechanics Breakthrough Award, has become the industry's most widely installed AC solar panel. The Company currently sells its new generation "Instant Connect®" products in both AC and DC format which provide the best combination of safety, performance and reliability. For more information on the Company, visit www.andalaysolar.com.

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the Securities and Exchange Commission ("SEC"), including "cash operating expenses". These measures should be considered in addition to results prepared in accordance with GAAP (“Generally Accepted Accounting Principles”), but should not be considered a substitute for, or superior to, GAAP results. The Company is presenting cash operating expenses because it believes that it provides useful information to investors about Andalay Solar, its business, and its financial condition. The Company defines cash operating expenses as net income from continuing operations before the effects of preferred stock dividends and preferred deemed dividends, interest income or expense, income taxes, and depreciation and amortization, and excludes certain non-recurring and non-cash items including stock-based compensation, adjustment to fair value of embedded derivatives and adjustment of fair value of common stock warrants. The Company believes cash operating expenses is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting, and forecasting processes, in comparing operating results, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and as an element in determining executive compensation.

Forward-Looking and Cautionary Statements - Safe Harbor

Statements made in this release that are not historical in nature, including those related to market acceptance of products, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "projects," "plans," "will," "may," "can," "anticipates," believes," "should," "intends," "estimates," and other words of similar meaning. These statements include all statements related to our long-term business and licensing strategy, and our statements regarding our financial performance and the reasons stated for such performance, which may not result in similar financial performance in the future.   The statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Additional information will also be set forth in those sections in Andalay Solar's Annual Report on Form 10-k for the year ended December 31, 2014, which will be filed with the SEC in the second quarter of 2015. All information set forth in this press release and its attachments is as of today’s date. Andalay Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Andalay Solar Contact:

Steven Chan
President and Chief Executive Officer
(408) 402-9400
schan@andalaysolar.com

- Tables to Follow

Andalay Solar, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended December 31, (unaudited)		Year Ended December 31,
	2014	2013	2014	2013

Net revenue	$233,641	$756,966	$1,288,985	$1,124,836
Cost of goods sold	208,732	714,253	1,191,390	1,121,612
Gross profit	24,909	42,713	97,595	3,224
Operating Expenses
Sales and marketing	133,966	83,257	366,543	887,305
General and administrative	640,142	561,365	2,263,086	2,377,703
Total operating expenses	774,108	644,622	2,629,629	3,265,008
Loss from operations	(749,199)	(601,909)	(2,532,034)	(3,261,784)
Other Income (Expense)
Interest income (expense), net	(72,784)	(58,301)	(362,955)	(65,031)
Adjustment to the fair value of embedded derivatives	(82,733)	65,962	(50,809)	65,962
Adjustment to the fair value of common stock warrants	—	—	—	9
Settlement of prior debt owed	—	—	769,148	420,000
Total other income, net	(155,517)	7,661	355,384	420,940
Loss before provision for income taxes	(904,716)	(594,248)	(2,176,650)	(2,840,844)
Provision for income taxes	—	—	—	—
Net loss from continuing operations	(904,716)	(594,248)	(2,176,650)	(2,840,844)
Gain from discontinued operations	324,349	—	324,349	10,797
Net loss	(580,367)	(594,248)	(1,852,301)	(2,830,047)
Preferred stock dividend	—	(28,796)	(18,927)	(153,305)
Preferred deemed dividend	—	—	—	(875,304)
Net loss attributable to common stockholders	$(580,367)	$(623,044)	$(1,871,228)	$(3,858,656)

Net loss per common and common equivalent share (basic and diluted) attributable to common shareholders	$(0.00)	$(0.01)	$(0.01)	$(0.06)

Weighted average shares used in computing loss per common share: (basic and diluted)	250,354,759	106,189,724	203,814,897	69,170,957

Andalay Solar, Inc.
Consolidated Balance Sheets
	December 31,
	2014	2013
Assets
Current assets:
Cash	$61,542	$150,081
Accounts receivable, net	118,456	567,523
Other receivables	—	21,378
Inventory	728,372	786,636
Prepaid expenses and other current assets	280,066	317,510
Total current assets	1,188,436	1,843,128
Property and equipment, net	699	13,854
Patents, net	1,131,327	1,244,712
Other assets, net	240,478	363,711
Total assets	$2,560,940	$3,465,405

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,345,361	$4,199,511
Accrued liabilities	104,229	89,730
Deferred revenue	15,450	—
Accrued warranty	938,466	1,312,918
Credit facility	500,000	500,000
Capital lease obligations – current portion	—	299
Derivative liability – embedded conversion feature	129,598	177,927
Note payable – short-term	109,164	129,839
Convertible notes – short-term	30,000	60,000
Total current liabilities	5,172,268	6,470,224

Convertible notes	343,499	382,084
Total liabilities	5,515,767	6,852,308

Commitments and contingencies

Series C convertible redeemable preferred stock, $0.001 par value; 0 and 87 shares issued and outstanding as of December 31, 2014 and 2013, respectively	—	163,998

Series D convertible redeemable preferred stock, $0.001 par value; 0 and 860 shares issued and outstanding as of December 31, 2014 and 2013, respectively	—	858,565

Stockholders’ deficit:
Series B convertible redeemable preferred stock, $0.001 par value; 0 and 467 shares issued and outstanding as of December 31, 2014 and 2013, respectively	—	146,224
Common stock, $0.001 par value; 500,000,000 shares authorized; 279,475,332 and 116,339,293 shares issued and outstanding as of December 31, 2014 and 2013, respectively	279,475	116,339
Additional paid-in capital	82,026,952	78,717,997
Accumulated deficit	(85,261,254)	(83,390,026)
Total stockholders’ deficit	(2,954,827)	(4,409,466)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$2,560,940	$3,465,405